Exhibit 99.02

Earnings Release Script

May 4, 2004

5:00 p.m. EST

John Riley:

Good afternoon, I’m John Riley, Vice President of Investor Relations & Strategic Alliances for GRIC Communications.  This afternoon we will discuss financial results for the First quarter of 2004.  Playback of this call will be available at 1-800-934-7879, through May 7, 2004. This conference call is being webcast live today and is available on the Investor Relations page of the GRIC Communications website.  It will be available for replay until June 1, 2004.  Also, on the call for GRIC are Bharat Davé, GRIC’s President and CEO and Dan Fairfax, GRIC’s Senior Vice President & Chief Financial Officer.  Bharat will discuss overall company highlights and Dan will summarize our financial results.  We will then take questions.

This call will include “forward-looking” statements, including projections about our business, that involve risks and uncertainties. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

At this time I would like to turn the call over to Bharat.

Bharat

Good afternoon, and thank you for joining GRIC Communications today for our quarterly conference call.

The first quarter was a very important one for GRIC Communications.

On the sales front, we continued to win significant numbers of enterprise and Value Added Reseller accounts each quarter.  This is important for two key reasons.  First, it validates that the Company’s value proposition is clearly resonating with enterprise customers; secondly, it lays the foundation for future growth.

In the second half of 2003 we added over 80 enterprise customers and VAR partners. We continued to see evidence of this traction in the market place.  In the first quarter we signed more than 40 enterprise customers and VARs. These included such well-known enterprises as Sun Healthcare, La Petite Academy, one of the nations largest privately held early childhood education and care companies, and Thermo Electron Corporation, the leading global provider of laboratory services.

We also signed some significant new VAR partners around the globe, including Getronics, one of the world’s leading providers of vendor independent Information and Communication Technology solutions and services, Kyocera Communication Systems and Hitachi Information Systems

Our first quarter results reflect three negative trends in the service provider market; our legacy business: continued instability, downward pricing pressure and reduced dial-up usage.  Many of us expected that demand for dial-up services would decrease and that broadband demand would increase. However, the deceleration in demand for dial-up and the adoption of broadband is more rapid and dramatic than we had projected. This totally validates shifting our strategic focus about 18 months ago to enterprises and broadband.

Currently, as a result of the investments we have been making, we are well-positioned to take advantage of the shift away from dial-up and toward broadband.   As evidence of GRIC’s progress in expanding its revenue base into broadband related services, I am happy to report that approximately 25 percent of the Company’s revenue was generated from broadband and Wi-Fi related services in the first quarter.  While the portion of broadband and Wi-Fi related revenues continues to grow, it is important to note that the majority of our current revenues still come from dial-up services delivered through service providers.

Recognizing this fact, we are continuing to invest in key areas across the Company to strengthen our ability to market, sell and deliver our value-added solutions to enterprises. These investments are designed to simplify the process of implementing our services and decrease the amount of time it takes to generate revenues from new enterprise accounts.  We are delivering valuable mobile office, teleworker and branch office solutions to today’s demanding enterprise customers and building a strong foundation for future success.

Since we began our sustained focus on the direct enterprise market about eighteen months ago, we have added more than 200 new enterprise customers and more than 40 new VARs worldwide. Direct enterprise and VAR revenues now make up 42 percent of GRIC’s overall revenue mix. We expect that percentage to increase significantly as time goes on, particularly once the customers we have signed in recent quarters fully deploy and implement the GRIC solution.

As GRIC’s revenue base continues to shift with more of our revenues coming from enterprise customers, we will benefit  by having a more predictable top line.  It is important to note that approximately 30 percent of our revenues generated in the first quarter of 2004 came from monthly customer commitments and subscription-based revenue plans.  We expect that this percentage will continue to increase during the year ahead.

As you may know, even though we can, and often do, implement customers in 120 days or so, it can sometimes take as long as six months for our large, multinational customers to roll out our integrated solutions to all of their geographically-dispersed mobile and remote workers. This is especially true when a GRIC solution is displacing another vendor’s service, which is often the case. As a result, despite the progress we made during the last several quarters in winning many new customers, much of the revenue will be realized in subsequent quarters.

In prior quarters, we reported that GRIC was focusing more resources on sales and marketing. In the first quarter of 2004, our investment in these key areas continued.  We increased spending on sales and marketing by nearly one million dollars over the fourth quarter of 2003.  Most of that increase was for new marketing programs that focus on key decision makers in a very select group of verticals, including ones where we currently have a strong presence like pharmaceuticals, retail, financial services and insurance. While these targeted programs will translate into increased sales activity, the full return on investment in marketing typically occurs after these programs have been in place for one to two quarters.

As we’ve begun to do a better job of getting our market message out there, the interest in our solutions continues to grow. Enterprise prospects, customers, partners and influential industry analysts have stated that GRIC is the only company in the industry that provides a comprehensive remote solution across all environments – mobile, teleworker and branch – with industry-leading security, management, and control, around the globe.  Our ability to offer a total remote solution is a result of our acquisition in the fourth quarter of Axelerant, a leading provider of managed broadband VPN solutions for teleworker and branch office/retail environments. This acquisition significantly expanded our market opportunity from 35 million mobile workers to more than 100 million mobile and remote workers.  In short, GRIC is uniquely positioned in a large and growing market with high value offerings.

Two key areas for future growth are end to end total security and the Wi-Fi and  wireless markets.  Enterprises have thousands and in some cases tens of thousands of employees with laptops, PDAs, and other mobile devices that critically need secure access to corporate applications from companies like Siebel and SAP. Increasingly, this access will be wireless. And GRIC is poised to take advantage of this market transformation, too. Today, we have one of the largest Wi-Fi networks in the world, with over 7,600 Wi-Fi access points in places where business travelers need them most — airports, rail stations, hotels and convention centers. As we implement agreements we have recently signed with wireless service providers all over the world, those numbers are projected to increase to well over 15,000 access locations during the next several quarters.  The forthcoming new version of our award-wining Mobile Office solution is intended to further expand our wireless leadership by including support for GPRS, enabling enterprises to get one step closer to the ultimate goal: productivity anytime, anywhere and with any device. In the first quarter, we announced an industry leading security platform which has received accolades from many industry experts.  Stay tuned for more announcements to come.

So, as we move into the second quarter of 2004, despite the challenges created by erosion of our legacy business, we remain confident and committed to our strategy to deliver high value solutions to enterprise customers..   I look forward to sharing our progress with you.

Now I’d like to turn the call over to Dan Fairfax, who joined our team as CFO in February.

Thank you Bharat.

GOOD AFTERNOON – Thank you for joining us today.  At this time I will take you through several key aspects of the statements of operations.

For Revenue:

Despite downward pricing pressure, declining dial-up usage and continuing turmoil and business instability in GRIC’s service provider customer base as Bharat just described, our revenues grew to $13.0 million—a 16 percent increase over the fourth quarter of 2003 and a 37 percent increase over the same quarter a year ago.   In the first quarter of 2004, combined revenues from our enterprise customers and VAR channel partners accounted for approximately 42% of total revenues.  We clearly are continuing to drive a shift in the revenue mix to enterprise and VAR customers from our legacy ISP and telco customers.   This shift is the result of our strong focus over the past 18 months on acquiring enterprise customers, through both direct sales and the efforts of our VAR partners as Bharat just pointed out.

With respect to Gross Margins:

GRIC’s overall gross margins remained strong, ending at 59% in the first quarter, compared with 60% in Q4 of 2003 and 54% in Q1 of 2003.  This result is in line with our solid gross margins of the prior two quarters.  Our first quarter gross margins reflect the combined effect of the acquisition of the Axcelerant customers, the increasing enterprise customer share of the revenue mix that I mentioned earlier, as well as increased pricing pressures and declining network usage by our ISP and telco partners.

For Operating Expenses:

It is important to note that the first quarter reflects our first full quarter of operations following the acquisition of Axcelerant.  Total operating expenses were $10.6 million for the first quarter, representing a 41% increase over the $7.7 million spent in Q4 of 2003 and an 85% increase compared to the $5.7 million spent in Q1 of 2003.   The primary reasons for the increase in our operating expenses were the additional headcount GRIC gained from the acquisition of Axcelerant, increased enterprise sales and marketing headcount and new investment in sales and marketing programs.  I want to emphasize that an essential component of our continuing success in winning enterprise customers has been our increased investment in marketing—both headcount and programs—during the past several quarters.

As you can see from our financial statements, our operating expenses include $490,000 from the amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.  We expect to incur approximately $500,000 of amortization related expenses in each of the next several quarters.

For Net Income

The net loss in the first quarter of 2004 was  $2.9 million or $0.07 per share.  Our increased loss in the first quarter 2004 was principally due to the effect of the lower revenues from our ISP and telco customer base and the increased expense required by our investment in enterprise class network and operations support, enterprise focused sales and marketing efforts, and the added cost  related to the amortization of intangible assets due to the acquisition.

Turning to the Balance Sheet:

For quite some time we have maintained a solid balance sheet.

In summary:

• Cash and short-term investments were $22.4 million at the end of the first quarter, reflecting a decrease in cash of $2.8 million from the $25.2 million at the end of the previous quarter.

• Accounts receivable growth in the quarter was related to our newly acquired customers from our acquisition of Axcelerant.  Looking forward, we expect to reduce our days sales outstanding on accounts receivable.

• It is important to note that in Q1 of 2004 the Company deferred nearly $800,000 of revenue, principally from broadband service installation revenues that will be amortized over the next 24 months.

• Our capital expenditures for the first quarter were approximately $360,000. This reflects increased investment related to the recently completed Axcelerant acquisition and ongoing investment in upgrading IT infrastructure.  We expect our capital expenditures to be approximately $300,000 for each of the next several quarters.

• Finally, we continue to have no debt on the balance sheet.

Looking forward we are providing the following guidance:

Revenue for Q2 of 2004 is projected to be in the range of $12.7 million to $13.1 million. We expect gross margins to be in the range of 58% to 60% percent during the second quarter of 2004. Total operating expenses are projected to be in the range of $11.5 to $11.8 million for the second quarter of 2004 as we continue to invest sales and marketing dollars directed at capturing and growing enterprise customers in the future.

 I am now going to turn the floor back over to John for some additional comments.

John Riley

Additional Comments

The following statements are based on current expectations and information available to us as of May 4, 2004; we do not undertake a duty to update them.  Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

At this time I will summarize the Q2 2004 guidance that Dan has provided to you for GRIC Communications.

•                  GRIC expects revenue in the range of $12.7 to $13.1 million for the second quarter of 2004.

•                  GRIC expects overall gross margins in the range of 58 to 60 percent for the second quarter of 2004.

•                  GRIC expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $11.5 to $11.8 million in the second quarter of 2004.  These projected operating expenses include amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

Pause

Finally, let me take a moment to reiterate our Outlook publication procedures.

GRIC will keep its earnings release and Outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period (which I will describe in a minute), the public can continue to rely on the Outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the second quarter, the Quiet Period will be June 15, 2004 through August 2, 2004.

Operator, at this time we would like to entertain questions.

Pause

At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GRIC’s progress with you in the future.